UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Airgain, Inc.

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3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The 2021 annual meeting of stockholders of Airgain, Inc. will be held on Wednesday, June 23, 2021, at 9:00 a.m., Pacific Time, via a live webcast for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two directors to serve as Class II directors for a three-year term to expire at the 2024 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

As noted above, due to the COVID-19 pandemic and in the interests of the safety of all of our employees and stockholders our annual meeting will be a virtual meeting of stockholders, which will be conducted solely by remote communication via a live webcast. There will not be a physical meeting location, and stockholders will not be able to attend the annual meeting in person. This means that you can attend the annual meeting online, vote your shares during the online meeting, and submit questions for consideration at the online meeting. To be admitted to the annual meeting’s live webcast, you must register at www.proxydocs.com/AIRG as described in the proxy materials or your proxy card. As part of the registration process, you must enter the Control Number shown on your proxy card. After completion of your registration further instructions, including a unique link to access the annual meeting, will be emailed to you.

The foregoing items of business are more fully described in the accompanying proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on April 27, 2021, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our virtual annual meeting, please complete, sign, and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the Internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting via live webcast and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting via a live webcast. We appreciate your continued support of the Company.

By Order of the Board of Directors,

/s/ James K. Sims
James K. Sims
Chairman of the Board of Directors

San Diego, California

April 29, 2021

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

i

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 23, 2021

The board of directors of Airgain, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on Wednesday, June 23, 2021, at 9:00 a.m., Pacific Time. The annual meeting will be a virtual meeting, which will be conducted via a live webcast. Prior registration to attend the annual meeting at www.proxydocs.com/AIRG is required.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 23, 2021:

This proxy statement and our Annual Report on Form 10-K are available electronically at www.proxydocs.com/AIRG.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me these proxy materials?

We sent you these proxy materials, including this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2021 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting via live webcast. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card or complete and submit your proxy via phone or the Internet in accordance with the instructions provided on the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting, and the enclosed proxy card on or about May 24, 2021, to all stockholders of record entitled to vote at the annual meeting.

How can I attend the annual meeting?

This year’s annual meeting will be accessible through the Internet via a live webcast. We adopted a virtual format for our annual meeting in light of the COVID-19 pandemic, and in the best interests of public health and the health and safety of our stockholders, directors, and employees.

You are entitled to participate in the annual meeting if you were a stockholder as of the close of business on our record date of April 27, 2021, or hold a valid proxy for the meeting. To be admitted to the annual meeting’s live webcast, you must register at www.proxydocs.com/AIRG as described in these proxy materials. As part of the registration process you must enter the Control Number shown on your proxy card. After completion of your registration, further instructions, including a unique link to access the annual meeting, will be emailed to you.

This year’s stockholders’ question and answer session will include questions submitted electronically during the annual meeting. Our virtual meeting will be governed by our Rules of Conduct and Procedures that will be available on the meeting portal when activated prior to the meeting start time and for duration of the meeting. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the meeting including rules on permissible topics and rules for how questions and comments will be recognized and disclosed to meeting participants.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on the record date for the 2021 annual meeting, April 27, 2021, are entitled to vote at the annual meeting. At the close of business on this record date, there were 10,002,646 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the annual meeting if you attend online or vote by proxy. Whether or not you plan to attend the annual meeting online, we encourage you to vote by proxy via the Internet, by telephone, or by mail, as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner you have the right to direct your broker or other agent on how to vote the shares in your account. As discussed above, if you are a street name stockholder, you are invited to attend and vote your shares at the annual meeting online so long as you register at www.proxydocs.com/AIRG. However, since you are not the stockholder of record, you may be required to request and obtain a valid proxy from your broker, bank, or other agent in order to vote your shares online at the meeting, after following all instructions provided after your successful registration.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: To elect two directors to serve as Class II directors for a three-year term to expire at the 2024 annual meeting of stockholders.

Proposal 2: To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

How many votes do I have?

Each share of our common stock that you own as of April 27, 2021, entitles you to one vote.

How do I vote?

With respect to the election of directors, you may either vote “For” the nominees to the board of directors or you may “Withhold” your vote for any nominee to the board of directors that you specify. With respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, you may vote “For,” “Against,” or “Abstain” from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the virtual annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure that your vote is counted.

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Via the Internet: You may vote at www.proxypush.com/AIRG, 24 hours a day, seven days a week. Have your proxy card available when you access the website and use the Control Number shown on your proxy card.

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By Telephone: You may vote using a touch-tone telephone by calling (866) 829-5171, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Control Number shown on your proxy card.

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By Mail: You may vote using your proxy card by completing, signing, dating, and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.

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At the Meeting: You may vote during the virtual annual meeting through www.proxydocs.com/AIRG. To be admitted to the annual meeting and vote your shares, you must register to attend the annual meeting at www.proxydocs.com/AIRG and provide the Control Number shown on your proxy card. After completion of your registration, further instructions, including a unique link to access the annual meeting, will be emailed to you.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Please check with your bank, broker, or other agent and follow the voting instructions they provide to vote your shares. Generally you have three options for returning your proxy.

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By Method Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your broker, bank, or other agent to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the voting instruction card or other information provided by your broker, bank, or other agent. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker, or other agent does not offer Internet or telephone voting information, please follow the other voting instructions they provide to vote your shares.

•	By Mail: You may vote by signing, dating, and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank, or other agent.

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At the Meeting: To vote online during the virtual annual meeting, you may be required to obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials or contact your broker, bank, or other agent to request the proxy form authorizing you to vote the shares. You must register to attend the annual meeting at www.proxydocs.com/AIRG and provide the Control Number shown on your voting instruction form. After completion of your registration, further instructions, including a unique link to access the annual meeting, will be emailed to you.

May I revoke my proxy?

If you give us your proxy you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may authorize a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted), or

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you may notify our corporate secretary, David B. Lyle, in writing before the annual meeting that you have revoked your proxy, after which notification you are entitled to submit a new proxy or, so long as you register in advance, vote at the meeting.

What constitutes a quorum?

The presence at the annual meeting, whether by attendance or by proxy, of holders representing a majority of our outstanding common stock as of April 27, 2021, or 5,001,324 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast at the annual meeting or by proxy) will be elected. Only votes “For” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of KPMG LLP must receive “For” votes from the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal. Only votes “For” or “Against” will affect the outcome.

Voting results will be tabulated and certified by the inspector of election appointed for the annual meeting.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted at the annual meeting in accordance with the Board’s recommendation on all matters presented for a vote at the annual meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with the Board’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What is the effect of withheld votes, abstentions, and broker non-votes?

Shares of common stock held by persons attending the virtual annual meeting but not voting and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Abstentions are not an affirmative or negative vote on a proposal, so abstaining does not count as a vote cast and has no effect for purposes of determining whether our stockholders have ratified the appointment of KPMG LLP, our independent registered public accounting firm. The election of directors is determined by a plurality of votes cast, so a “Withhold” vote will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted as present for purposes of determining the presence of a quorum exists. As discussed above, a “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, which is considered a non-routine matter, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of KPMG LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	“For” each of the nominees for election as director; and

•	“For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

If you vote via the Internet, by telephone, or sign and return the proxy card by mail but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement we know of no matters that need to be acted on at the annual meeting, other than those discussed in this proxy statement.

Who is paying the costs of soliciting these proxies?

We will pay all costs of soliciting these proxies. Our directors, officers, and other employees may solicit proxies in person or by mail, telephone, fax, or email. We will not pay our directors, officers, and other employees any additional compensation for these services. We will ask banks, brokers, and other institutions, nominees, and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, that we filed with the Securities and Exchange Commission, or the SEC, on February 19, 2021, we will send you one without charge. Please write to:

Airgain, Inc.

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors—SEC Filings” section of our website at www.airgain.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until the third annual meeting following election and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, or removal. As detailed in the section below, the current composition of our board of directors is as follows: Class I consists of Tzau-Jin Chung and James K. Sims; Class II consists of Joan H. Gillman and Arthur M. Toscanini; and Class III consists of Thomas A. Munro and Jacob Suen.

At this meeting two nominees for director are to be elected as Class II directors for a three-year term expiring at our 2024 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees, who were recommended for nomination by the nominating and corporate governance committee of our board of directors, are Joan H. Gillman and Arthur M. Toscanini. The Class I directors have two years remaining on their terms of office and the Class III directors have one year remaining on their terms of office.

If no contrary indication is made, proxies in the accompanying form are to be voted for Ms. Gillman and Mr. Toscanini, or in the event that Ms. Gillman or Mr. Toscanini is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Each of Ms. Gillman and Mr. Toscanini is currently a member of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or private equity and venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Board Diversity and Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a three-year term expiring at the

2024 Annual Meeting of Stockholders (Class II)

Name	Age	Present position with Airgain, Inc.
Joan H. Gillman	57	Director
Arthur M. Toscanini	78	Director

Joan H. Gillman has served on our board of directors since November 2016. Ms. Gillman has served as Executive Vice President and Chief Operating Officer of Time Warner Cable Media from September 2006 to June 2016. She first joined Time Warner Cable as a new product and marketing consultant in January 2004 and served from May 2005 to September 2006 as Vice President of Interactive TV and Advanced Advertising. Prior to Time Warner Cable Ms. Gillman served in senior executive roles at OpenTV Corporation, British Interactive Broadcasting Holdings Limited, and Physicians’ Online Inc. She has also held two of the top senior roles in the Office of U.S. Senator Chris Dodd—State Director and Legislative Director. Ms. Gillman currently serves on the board of directors of Centrica PLC, InterDigital, Inc., Cumulus Media Inc., and The Jesuit Volunteer Corp. She

has previously served on the boards of directors of various private companies, industry associations, and not-for-profits, including the College of the Holy Cross, the CityParks Foundation, National Cable Communications LLC, and the Interactive Advertising Bureau. Ms. Gillman’s extensive experience as an operating executive in the cable and technology industries, as well as her service as a director of numerous public and private companies, contributed to our board of directors’ conclusion that she should serve as a director of our company.

Arthur M. Toscanini has served on our board of directors since 2005. Mr. Toscanini is the Chief Financial Officer of GEN3 Partners, a position he has held since 2000. Prior to GEN3 Partners he was with Cambridge Technology Partners from 1991 to 2000, where he served as the Chief Financial Officer. Mr. Toscanini also served as Vice President and Controller of Concurrent Computer Corporation from 1986 to 1991. Prior to Concurrent Computer Corporation, he worked at Perkin-Elmer Data Systems Group. Mr. Toscanini currently serves on the board of directors of EPAY Systems. He holds a BA in accounting from Pace University and an MA in management from Monmouth University. Mr. Toscanini’s extensive knowledge of our business and experience as a chief financial officer contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term expiring at the

2023 Annual Meeting of Stockholders (Class I)

Name	Age	Present position with Airgain, Inc.
James K. Sims	74	Chairman of the Board of Directors
Tzau-Jin (TJ) Chung	58	Director

James K. Sims has served as our chairman of the board of directors since November 2003. He served as our Chief Executive Officer from March 2019 to August 2019, as our interim Chief Executive Officer from May 2018 to March 2019, and as our Executive Chairman from October 2018 to March 2019. Mr. Sims has served as the Chairman and Chief Executive Officer of GEN3 Partners, a consulting company that specializes in science-based technology development, since 1999 and as Managing Partner of its affiliated private equity investment fund, GEN3 Capital, LLP, since 2005. In 2017 Mr. Sims was the founding partner of Silicon Valley Data Capital. Mr. Sims also founded Cambridge Technology Partners in 1991, where he held the position of Chief Executive Officer. Prior to Cambridge Technology Partners, Mr. Sims also founded Concurrent Computer Corporation. Mr. Sims currently serves on the board of directors of various private companies including GBank Financial Holding Inc., Connections 365, Inc., and Bright Volt, Inc. He has previously served on the boards of directors of public companies including Cambridge Technology Partners, RSA Security, Inc., where he was the Chairman, and Electronic Data Systems Corporation. Mr. Sims’ extensive experience as a director of numerous public and private companies, as well as his extensive experience as a founder and venture capital investor in the technology industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

TJ Chung has served on our board of directors since October 2018. Mr. Chung is currently a Senior Partner at Core Industrial Partners LLC, a private equity firm investing in North American lower middle-market industrial and manufacturing businesses, a position he has held since July 2017. From January 2013 until his retirement in May 2016, Mr. Chung served as Chief Executive Officer of Teletrac Navman, a leading global Saas provider of commercial telematics solutions. From July 2007 to December 2012, Mr. Chung was Chief Executive Officer of Navman Wireless. Previously Mr. Chung served as President of the New Technologies Division of Brunswick Corporation from 2002 to 2007. Prior to that he served as Chief Strategy Officer of Brunswick Corporation and Senior Vice President of Brunswick Corporation’s Mercury Marine Division. Before joining Brunswick Corporation Mr. Chung was an executive at Emerson Electric. Mr. Chung currently serves on the boards of directors of Littelfuse, Inc. and MCBC Holdings, Inc. Mr. Chung earned his BS in science in electrical and computer engineering from the University of Texas at Austin. He also holds an MS in computer science from

North Carolina State University and an MBA from the Fuqua School of Business at Duke University. Mr. Chung’s extensive experience as an operating executive in the telecommunication, wireless, and technology industries contributed to our board of directors’ conclusion that he should serve as a director of our company.

Term expiring at the

2022 Annual Meeting of Stockholders (Class III)

Name	Age	Present position with Airgain, Inc.
Thomas A. Munro	64	Director
Jacob Suen	47	Director, President and Chief Executive Officer

Thomas A. Munro has served on our board of directors since 2004. Mr. Munro was the Chief Executive Officer of Verimatrix, Inc., an internet security technology company, a position he held from April 2005 to March 2019. Prior to Verimatrix Mr. Munro was the President of Wireless Facilities, Inc. from 2001 to 2003 and Chief Financial Officer from 1997 to 2001. Previously he was the Chief Financial Officer of Precision Digital Images from 1994 to 1995, and Chief Financial Officer of MetLife Capital Corporation from 1992 to 1994. Mr. Munro currently serves on the board of directors of private companies BandwidthX, Inc., VP Apps, LLC, and Shadowbox Inc. Mr. Munro holds a BA in business and an MBA from the University of Washington. Mr. Munro’s extensive knowledge of our business and history and experience in the wireless technology industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

Jacob Suen has served on our board of directors and as Chief Executive Officer since August 2019, and as our President since January 2019. He previously served as our Senior Vice President, Worldwide Sales from May 2017 through January 2019. Mr. Suen started with the company in April 2006 as the Vice President of Asia Pacific Sales. He previously served as the Director of Business Development from 1998 to 2005 at Paradyne Corporation. Prior to Paradyne, Mr. Suen was a development engineer at GVN Technologies in 1998. From 1997 to 1998 Mr. Suen was a software development engineer for Motorola, Inc. Mr. Suen holds an MS in Electrical Engineering with a concentration in Communication Systems and a minor in Engineering Management from the University of South Florida. Mr. Suen also has an MBA with a focus on International Business and Entrepreneurship from the University of Colorado. Mr. Suen’s extensive knowledge of and experience at our business contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Independence

Our board of directors currently consists of six members. Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Mr. Sims, our chairman of the board of directors and Mr. Suen, our President and Chief Executive Officer. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Our board of directors is currently led by its chairman, James K. Sims. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow.

In May 2018 Mr. Sims was appointed as our interim Chief Executive Officer and continued to serve as the chairman of our board of directors. From March through August 2019, Mr. Sims was appointed and served as our permanent Chief Executive Officer. The board of directors believed that Mr. Sims’ service as both chairman of the board of directors and Chief Executive Officer was in the best interest of the company and its stockholders at the time. On August 8, 2019, the board of directors appointed Jacob Suen, as our Chief Executive Officer and a member of our board of directors in addition to his role as President.

Pursuant to our Corporate Governance Guidelines the board determines the best board leadership structure for our company from time to time. As part of our annual board self-evaluation process, we evaluate our leadership structure to ensure that the board continues to believe that it provides the optimal structure for our company and stockholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We believe our current leadership structure is the optimal structure for our company at this time.

Each of the directors, other than Messrs. Sims and Suen, is independent, and the board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of board meetings, the independent directors have regular executive sessions. Following an executive session of independent directors, the independent directors communicate with Mr. Suen directly regarding any specific feedback or issues, provide Mr. Suen with input regarding agenda items for board and board committee meetings, and coordinate with Mr. Suen regarding information to be provided to the independent directors in performing their duties. The board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Director structure.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand the company’s risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, and reputational risk.

The audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention, and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor, or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Board of Directors Meetings

During 2020 our board of directors met eight times, including telephonic meetings. In that year each director attended at least 75% of the total number of meetings held during such director’s term of service by the board of directors and each committee of the board of directors on which such director served.

Board Committees and Independence

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each operating under a charter that has been approved by our board of directors. The table below provides current committee membership information for each of the Board committees.

Committees
Name	Audit	Compensation	Nomination and Corporate Governance
Tzau-Jin Chung	X
Joan H. Gillman	X		Chair
Thomas A. Munro		Chair	X
Arthur M. Toscanini	Chair	X
Number of committee meetings held in 2020	4	1	2

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the qualifications, independence, and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy, and effectiveness of our internal accounting controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing, and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing on a periodic basis—or as appropriate—any investment policy and recommending to our board of directors any changes to such investment policy;

•	reviewing any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating—at least annually—the performance of the audit committee and its members including compliance of the audit committee with its charter.

Our board of directors has determined that all of the members of the audit committee are independent directors under the applicable rules and regulations of Nasdaq and by Rule 10A-3 of Securities and Exchange Act of 1934, as amended, or the Exchange Act. In addition, all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Mr. Toscanini is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, which the audit committee will review and evaluate at least annually.

Compensation Committee

The compensation committee approves or recommends to our board of directors, policies relating to compensation and benefits of our officers and employees. The compensation committee (a) approves or recommends to our board of directors corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, (b) evaluates the performance of these officers in light of those goals and objectives, and (c) approves or recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also approves or recommends to our board of directors the issuance of stock options and other awards under our equity plan.

Our board of directors has determined that all members of the compensation committee are independent under the applicable rules and regulations of Nasdaq relating to compensation committee independence and “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The compensation committee operates under a written charter which the compensation committee will review and evaluate at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting our board of directors in discharging the board’s responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on our board of directors and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies, as well as reporting and making recommendations to our board of directors concerning governance matters and oversight of the evaluation of our board of directors.

Our board of directors has determined that all members of the nominating and corporate governance committee are independent under the applicable rules and regulations of Nasdaq. The nominating and corporate governance committee operates under a written charter which the nominating and corporate governance committee will review and evaluate at least annually.

Audit Committee Report

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the audit committee reviewed and discussed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and the effect of any new accounting initiatives.

The audit committee reviewed with KPMG LLP, who is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, and not just the acceptability, of the company’s accounting principles, and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards and the matters listed in Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. In addition the audit committee has discussed with KPMG LLP its independence from management and the company, has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with KPMG LLP to discuss the overall scope of its services, the results of its audit and reviews, and the overall quality of the company’s financial reporting. KPMG LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with KPMG LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

The audit committee and the company’s board of directors have recommended, subject to stockholder approval, the ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2021.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC, and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

AUDIT COMMITTEE

Arthur M. Toscanini, Chair
Tzau-Jin Chung
Joan H. Gillman

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee during 2020 has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity, ethics, and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience as a board member or executive officer of another publicly-held company;

•	strong finance experience;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors;

•	diversity of background and perspective, including but not limited to, with respect to age, gender, race, place of residence, and specialized experience;

•	experience relevant to our business industry and with relevant social policy concerns; and

•	relevant academic expertise or other proficiency in an area of our business operations.

Currently our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Three of the six members of our current board of directors are either female or self-identify as members of an underrepresented community.

Other than the foregoing there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating and corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination while, at the same time, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service, if our board of directors decides not to re-nominate a member for re-election, or if the board of directors decides to expand the size of the board, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience, and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by members of our board of directors, management, or other parties are evaluated.

Under our amended and restated bylaws, a stockholder wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and include the candidate in our proxy statement for the 2022 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. Members of our board of directors who attended our annual meeting of stockholders in 2020 were Mr. Sims, Mr. Suen, Mr. Chung, Ms. Gillman, and Mr. Munro.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Prohibition Against Pledging and Hedging

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors, and employees pledging our stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of our stock, short sales of our stock, and any transactions in puts, calls, or other derivative securities involving our stock.

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.airgain.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130, Attention: Corporate Secretary.

Director Compensation

Our board of directors has approved a compensation policy for our non-employee directors. The non-employee director compensation policy provides for annual retainer fees and long-term equity awards for our non-employee directors. Pursuant to the terms of the non-employee director compensation policy, each non-employee director will receive an annual retainer of $32,000. During 2020, from and after February 9, 2020, our chairman of the board of directors received a cash retainer for his service as the non-employee chairman of the board for the remainder of 2020, based on an annualized rate of $240,000 per year. Commencing in 2021, our chairman of the board of directors receives an additional $175,000 annual retainer. Commencing in 2022, our chairman of the board of directors receives an additional $26,500 annual retainer. Non-employee directors serving as the chairs of the audit, compensation, and nominating and corporate governance committees will receive additional annual retainers of $16,000, $10,600 and $8,000, respectively. Non-employee directors serving as members of the audit, compensation, and nominating and corporate governance committees will receive additional annual retainers of $8,000, $5,300 and $4,000, respectively.

Each non-employee director who is newly elected or appointed to the board of directors will also receive, effective on the date of such election or appointment (or such other date specified by the board of directors), (1) an initial grant of options to purchase a number of shares of our common stock having a value of $50,000, calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in preparation of our financial statements and the thirty-day trailing average trading price of our common stock preceding the date of grant, or the Thirty-Day Trailing Average, plus (2) such number of restricted stock units as is determined by dividing (A) $50,000 by (B) the Thirty-Day Trailing Average, which initial awards will vest in substantially equal installments on each of the first three anniversaries of the date of grant. All of a non-employee director’s initial awards shall vest in full immediately prior to the occurrence of a change in control, to the extent outstanding at such time.

Each non-employee director will receive an annual award on the first trading day in February of each year of (1) a number of stock options having a value of $30,000 (with the award to the chairperson of the board of directors having a value of $45,000), calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that we use in preparation of our financial statements and the Thirty-Day Trailing Average), plus (2) such number of restricted stock units as is determined by dividing (A) $30,000 (with the award to the chairperson of the board of directors having a value of $45,000) by (B) the Thirty-Day Trailing Average, which annual awards will vest on the first anniversary of the date of grant. All of a non-employee director’s annual awards shall vest in full immediately prior to the occurrence of a change in control, to the extent outstanding at such time.

In addition the non-employee director compensation policy contains an ownership guideline so that members of the board of directors are required to own shares with a value of at least three times the then-current annual retainer on or before September 30, 2021, or, if later, within three years after the director’s first appointment to the board of directors. Compensation under our compensation policy is subject to the annual limits on non-employee director compensation set forth in our 2016 Incentive Award Plan, referred to herein as the 2016 Plan. Our board of directors or its authorized committee may modify the non-employee director compensation policy from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2016 Plan. As provided in the 2016 Plan our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.

Mr. Suen, who serves as our Chief Executive Officer, President, and a member of our board of directors receives no additional compensation for his service as a director.

Mr. Sims served as our Chief Executive Officer from March 2019 to August 2019, as our interim Chief Executive Officer from May 2018 to March 2019 and as our Executive Chairman from October 2018 to March 2019. Mr. Sims served as a non-executive employee of the Company in the role of Advisor to the Chief Executive Officer, in addition to his rule as Chairman of the Board of Directors, from August 2019 until February 9, 2020. Following his appointment as interim Chief Executive Officer in May 2018, Mr. Sims was generally not entitled to any additional fees or other compensation for serving as a member of the board, including any fees or equity grants in accordance with our non-employee director compensation policy, although the equity awards previously granted to him in connection with his service as a member of our board of directors will continue to vest based on his service as Chief Executive Officer. Effective February 1, 2020, in connection with his termination of employment with us and return to his status as non-executive chairman of the board of directors effective February 9, 2020, Mr. Sims again became available to receive the compensation under our non-employee director compensation policy and received the automatic annual equity awards described above in February 2020 and the cash compensation described above.

The following table sets forth information for the year ended December 31, 2020, regarding the compensation awarded to, earned by, or paid to our non-employee directors who served on our board of directors during 2020:

Name	Fees earned or paid in cash	Option awards(1)	Stock awards(1)	All other compensation(2)	Total
Tzau-Jin Chung	$40,000	$30,920	$27,480	$—	$98,400
Joan H. Gillman	48,000	30,920	27,480	—	106,400
Thomas A. Munro	46,600	30,920	27,480	—	105,000
James K. Sims	213,534	46,380	41,224	83,204	384,342
Arthur M. Toscanini	53,300	30,920	27,480	—	111,700

(1)

Amounts reflect the full grant-date fair value of stock awards and stock options granted during 2020 computed in accordance with Accounting Standards Codification, or ASC, Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to our directors in Note 10 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, and filed with the SEC on February 19, 2021.

(2)	Amounts for Mr. Sims reflect his base salary earned prior to his termination of employment and return to his status as non-executive chairman of the board of directors in February 2020.

The table below shows the aggregate numbers of restricted stock unit and stock option awards held by each non-employee director listed in the table above outstanding at December 31, 2020:

Name	Options	Restricted Stock Units
Tzau-Jin Chung	25,519	4,259
Joan H. Gillman	42,685	2,939
Thomas A. Munro	73,166	2,939
James K. Sims	324,563	19,653
Arthur M. Toscanini	81,365	2,939

Arrangements with Mr. Sims

During 2020, Mr. Sims’ employment as Advisor to the Chief Executive Officer was governed by his employment agreement, which was amended and restated to reflect his transition to the role as Advisor to the Chief Executive Officer and chairman of the board of directors. The amended employment agreement with Mr. Sims provided for a fixed term, which expired on February 9, 2020, unless earlier terminated by us or Mr. Sims, and the same annual base salary, target bonus and additional employee benefits and medical reimbursements as were in place under his original employment agreement described above. On February 9, 2020, Mr. Sims’ employment ceased and he continues as our non-employee Chairman of the Board of Directors.

During the term of his employment under his employment agreement, Mr. Sims received an annual base salary of $400,000. Mr. Sims was also eligible to receive an annual incentive bonus in the discretion of our board of directors (with a target bonus of 90% of his base salary). Mr. Sims was also be entitled to participate in all employee benefit plans, programs and arrangements maintained by us and made available to employees generally and to receive reimbursement for all reasonable and necessary business expenses incurred by him. Mr. Sims, who did not participate in the company’s healthcare plans, was also provided with a monthly reimbursement of his healthcare premiums under his individually obtained health coverage.

If Mr. Sims’ employment under his employment agreement were terminated prior to the expiration of the term by us without cause or by him for good reason, in addition to the payment of his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled, he would have been entitled to the following severance and benefits, subject to his execution of a release of claims against us: (1) a lump sum cash payment equal to his base salary through the last day of the term of the agreement; (2) the continuation of his health and dental coverage pursuant to COBRA at our expense through the last day of the term of the agreement; and (3) full acceleration of his outstanding equity awards. His benefits upon a termination for death or disability during the term of the amended employment agreement were the same as those under his original employment agreement described above. In addition, all of Mr. Sims’ equity awards will vest in the event of a change in control, without regard to his termination of employment.

If Mr. Sims’ employment were terminated as a result of his death or following his permanent disability, in addition to the payment of his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled, he or his estate, as applicable, he was entitled to a lump sum cash payment in an amount equal to his “earned” bonus for the calendar year during which his date of termination occurred calculated as of the date of termination (wherein “earned” means that he has met the applicable bonus metrics as of date of such termination, as determined by the board of directors), prorated for such portion of the calendar year during which such termination occurred that has elapsed through the date of termination.

Mr. Sims was not present for the deliberations or decision by our board of directors when it approved his compensation arrangements during his service as Executive Chairman, Chief Executive Officer, or Advisor to the Chief Executive Officer.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, directors shall be elected by a plurality of votes cast, meaning that the nominees receiving the highest number of shares voted “For” their election will be elected to our board of directors. Votes withheld from any nominee, abstentions, and broker non-votes will be counted only for purposes of determining a quorum and are not considered votes cast for the foregoing purpose. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF JOAN H. GILLMAN AND ARTHUR M. TOSCANINI. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2021 and has further directed that management submit the appointment of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the company’s financial statements since 2012. Representatives of KPMG LLP are expected to be present online at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment the audit committee will reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm for services related to the years ended December 31 (in thousands):

	2020	2019
Audit fees (1)	$300	$522
Tax fees (2)	139	177
All other fees (3)	2	2

Total	$441	$701

(1)

Audit fees consist of fees for professional services rendered for (a) the audit of our annual financial statements, (b) the quarterly reviews of our financial statements, and (c) related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Tax fees consist of professional services rendered for tax compliance, tax advice, and tax planning. This category includes fees for completion of R&D tax credit studies and consulting on tax matters related to our international operations.

(3)	All other fees consist of fees for technical publications purchased from KPMG LLP.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee and all such services were pre-approved in accordance with this policy during the years ended December 31, 2020 and 2019. These services may include audit services, audit-related services, tax services, and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal will be required to ratify the appointment of KPMG LLP, meaning the number of shares voted “For” the proposal must exceed the number of shares voted “Against” the proposal. Abstentions will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 27, 2021, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder, executive officer, or director is determined in accordance with SEC rules. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power as well as any shares that the person has the right to acquire within 60 days of April 27, 2021, through the exercise of any stock options, warrants, or other rights. Except as otherwise indicated, and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person. For purposes of calculating each person’s or group’s percentage ownership, stock options, warrants, and other rights exercisable within 60 days after April 27, 2021, are included for that person but not for any other person.

The percentage of shares beneficially owned is based on 10,002,646 shares of our common stock outstanding as of April 27, 2021. Unless otherwise noted below, the address of each person listed on the table is c/o Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
5% and Greater Stockholders
William Blair & Company, L.L.C.(1) 150 North Riverside Plaza Chicago, IL 60606	613,765	6.1%
Renaissance Technologies Holdings Corporation(2) 800 Third Avenue New York, NY 10022	501,036	5.0
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	502,934	5.0
Named Executive Officers and Directors
Tzau-Jin Chung(4)	30,490	*
Joan H. Gilman(5)	45,520	*
David B. Lyle(6)	56,166	*
Thomas A. Munro(7)	78,000	*
James K. Sims(8)	577,369	5.6
Jacob Suen(9)	292,841	2.9
Kevin Thill(10)	15,075	*
Arthur M. Toscanini(11)	148,296	1.5
All current directors and executive officers as a group (9 persons)(12)	1,272,590	11.7

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Based on information disclosed in the Schedule 13G/A filed with the SEC on February 11, 2021 by William Blair & Company, L.L.C. This schedule reported that William Blair & Company, L.L.C.. has sole voting power with respect to 552,535 shares and sole dispositive power with respect to 613,765 shares.

(2)

Based on information disclosed in the Schedule 13G filed with the SEC on February 10, 2021 by Renaissance Technologies LLC and Holdings Corporation. This schedule reported that Renaissance Technologies LLC and Holdings Corporation has sole voting power with respect to 462,536 shares and sole dispositive power with respect to 501,036 shares. Renaissance Technologies Holdings Corporation is the majority owner of Renaissance Technologies LLC.

(3)

Based on information disclosed in the Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group. This schedule reported that The Vanguard Group has shared voting power of 1,731 shares, sole dispositive power with respect to 499,369 shares. and shared dispositive power with respect to 3,565 shares.

(4)

Includes 22,074 shares of common stock that Mr. Chung has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options. Beneficial ownership does not include 2,768 restricted stock units since no shares would be acquired within 60 days of April 27, 2021.

(5)

Includes 42,685 shares of common stock that Ms. Gillman has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options. Beneficial ownership does not include 4,387 restricted stock units since no shares would be acquired within 60 days of April 27, 2021.

(6)

Includes 35,416 shares of common stock that Mr. Lyle has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options. Beneficial ownership does not include 47,150 restricted stock units since no shares would be acquired within 60 days of April 27, 2021.

(7)

Includes 73,165 shares of common stock that Mr. Munro has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options. Beneficial ownership does not include 4,387 restricted stock units since no shares would be acquired within 60 days of April 27, 2021.

(8)

Includes (a) 300,770 shares of common stock that Mr. Sims has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options, (b) 7,529 shares of common stock held by GEN3 Capital I, LP, or GEN3 Capital, and (c) 5 shares of common stock held by Gen 3 Partners, Inc., or Gen 3 Partners. The general partner of GEN3 Capital is GEN3 Capital Partners, LLC, or GEN3 LLC, and James K. Sims is the Managing Member of GEN3 LLC. As a result each of GEN3 LLC and Mr. Sims may be deemed to share beneficial ownership of the shares held by GEN3 Capital. Mr. Sims may be deemed to share beneficial ownership of the shares held by Gen 3 Partners in his capacity as a director of Gen 3 Partners. Mr. Sims disclaims beneficial ownership of the shares held by Gen 3 Partners and GEN3 Capital, except to the extent of his respective pecuniary interest therein. Information regarding the shares owned by Gen 3 Partners and GEN3 Capital is based in part on information contained in a Form 4 filed by Mr. Sims on February 16, 2021. Beneficial ownership does not include 12,334 restricted stock units since no shares would be acquired within 60 days of April 27, 2021.

(9)

Includes 271,029 shares of common stock that Mr. Suen has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options. Beneficial ownership does not include 95,784 restricted stock units since no shares would be acquired within 60 days of April 27, 2021.

(10)

Includes 3,751 shares of common stock that Mr. Thill has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options. Beneficial ownership does not include 42,581 restricted stock units since no shares would be acquired within 60 days of April 27, 2021. On February 18, 2021, Mr. Thill announced that he will resign from the company effective as of May 7, 2021.

(11)

Includes 79,364 shares of common stock that Mr. Toscanini has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options and (b) 5 shares of common stock held by Gen 3 Partners. Mr. Toscanini may be deemed to share beneficial ownership of the shares held by Gen 3 Partners in his capacity as a director of Gen 3 Partners. Mr. Toscanini disclaims beneficial ownership of the shares held by Gen 3 Partners, except to the extent of his pecuniary interest therein. Information regarding the shares owned by Gen 3 Partners is based in part on information contained in a Form 4 filed by Mr. Toscanini on February 1, 2021. Beneficial ownership does not include 1,448 restricted stock units since no shares would be acquired within 60 days of April 27, 2021.

(12)

Includes (a) the shares of common stock issuable upon the exercise of outstanding options, as set forth in the previous footnotes and (b) 3,000 shares of common stock and 25,833 shares of common stock that Mr. Sbahi has the right to acquire from us within 60 days of April 27, 2021 pursuant to the exercise of stock options. Excludes 13,000 restricted stock units held by Mr. Sbahi since no shares would be acquired within 60 days of April 27, 2021.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information regarding our executive officers as of April 27, 2021:

Name	Age	Position
Jacob Suen	47	President and Chief Executive Officer
David B. Lyle	57	Chief Financial Officer and Secretary
Kevin M. Thill(1)	60	Senior Vice President, Engineering
Morad Sbahi	51	Senior Vice-President, Global Product and Marketing

(1)	Mr. Thill will retire from the Company effective as of May 7, 2021.

The biography for Mr. Suen can be found under “Proposal 1—Election of Directors.”

David B. Lyle has served as our Chief Financial Officer since January 2020. Prior to that Mr. Lyle served as the Chief Financial Officer of Sunniva, Inc. from June 2019 to November 2019. Prior to Sunniva he was Chief Financial Officer at Maxwell Technologies, Inc., which was acquired by Tesla in 2019, from May 2015 to May 2019. Mr. Lyle served as the Chief Financial Officer of Entropic Communications, Inc., which was acquired in 2015 by MaxLinear, Inc., from 2007 to 2015. Prior to Entropic he served as the Chief Financial Officer of RF Magic Inc., acquired by Entropic in 2007, Zyray Wireless Inc., acquired by Broadcom Corporation in 2004, and Mobilian Corporation, acquired by Intel Corporation in 2003. Mr. Lyle holds a BS in business administration from the University of Southern California, a Master of International Management from the Thunderbird School of Global Management, and an MBA from Arizona State University.

Kevin Thill has served as our Senior Vice President, Engineering since January 2019. Mr. Thill will retire from the company effective as of May 7, 2021. He has been with the company since April 2017 as the Vice President, Antenna-Plus. Prior to that Mr. Thill founded Antenna Plus, LLC in 1991 and was the owner until its acquisition by us in 2017. Prior to Antenna Plus Mr. Thill was a Senior Antenna Design Engineer at Motorola. Prior to Motorola Mr. Thill was an Antenna Engineer at Northrop and prior to that he was an Antenna Engineer at McDonald Douglass. Mr. Thill received a BS in Electrical Engineering from Arizona State University.

Morad Sbahi has been with the company since 2013 and has served as our Senior Vice President, Global Product and Marketing since February 2021. Prior to that Mr. Sbahi served as the Vice President of Corporate Strategy since February 2020. Prior to that Mr. Sbahi held the position of General Manager of EMEA since 2013. Before joining Airgain, he served as General Manager, EMEA for SMC Networks, Inc., and other management positions with Broadcom, Texas Instruments, Applied Micro Circuits, and Ubee Interactive. Mr. Sbahi holds a B.S. in Electrical Engineering from Virginia Tech and an MBA from the Warwick Business School.

Overview

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020 our “named executive officers” and their positions were as follows:

• Jacob Suen	President and Chief Executive Officer
• David B. Lyle	Chief Financial Officer
• Kevin M. Thill	Senior Vice President, Engineering

Mr. Lyle was appointed Chief Financial Officer effective January 13, 2020. Anil Doradla, our previous Chief Financial Officer, continued to serve as our principal financial and accounting officer for our public filings with the SEC until January 13, 2020, at which time Mr. Lyle began serving as our principal financial and accounting officer, replacing Mr. Doradla in such capacities.

On February 18, 2021, we announced that Kevin Thill, our Senior Vice President, Engineering, will retire from all positions with us, effective as of May 7, 2021.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our named executive officers during 2020 and 2019:

Name and principal position	Year	Salary	Bonus	Stock awards(1)	Option awards(1)	Non- equity incentive plan awards(2)	All other compensation(3)	Total
Jacob Suen, Chief Executive Officer and President	2020	$418,462	$—	$515,000	$—	$333,000	$11,400	$1,277,862
	2019	329,231	—	407,632	1,665,404	212,670	—	2,614,937
David B. Lyle, Chief Financial Officer	2020	315,152	—	355,600	431,420	180,375	1,250	1,283,797
Kevin M. Thill, Senior Vice President of Engineering	2020	291,622	—	515,000	52,938	154,710	—	1,014,269
	2019	268,035	—	116,468	123,423	112,200	—	620,126

(1)

Amounts reflect the full grant-date fair value of stock and option awards granted during the relevant fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all awards made to our named executive officers in Note 10 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, and filed with the SEC on February 19, 2021.

(2)	The amount represents annual performance bonuses earned by the named executive officers for performance during the applicable fiscal year.
(3)

For Mr. Suen, the amount represents company paid contributions to his 401(k) retirement savings plan account. For Mr. Lyle, the amount represents payment in recognition of his waiver of company-provided medical benefits.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

The employment agreements provide for an indefinite term and for at-will employment. The agreements also set forth each executive’s annual base salary and target bonus opportunity and provide that each executive will be entitled to the benefits provided to employees generally.

Pursuant to the employment agreements, if we terminate an executive’s employment without cause or he resigns for good reason , he is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination plus an amount equal to his target bonus for the calendar year during which his date of termination occurs, prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination; and (3) continuation of health benefits at our expense for a period of 12 months following the date of termination.

In the event an executive’s termination without cause or resignation for good reason occurs within 12 months following a change in control, he is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) a lump sum cash payment in an amount equal to his target bonus for the year in which the termination of his employment occurs; and (4) continuation of health benefits at our expense for a period of 18 months following the date of termination. All of an executive’s outstanding equity awards will become fully vested and exercisable in the event of a termination without cause or resignation for good reason at any time following a change in control (or, for awards granted to Mr. Lyle in 2020 and awards granted to Messrs. Suen and Thill after April 2020, such a termination within 60 days prior to a change in control or at any time following a change in control).

If an executive’s employment is terminated as a result of his death or following his permanent disability, he or his estate, as applicable, is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; and (2) a lump sum cash payment in an amount equal to his “earned” bonus for the calendar year during which his date of termination occurs calculated as of the date of termination (wherein “earned” means that he has met the applicable bonus metrics as of date of such termination, as determined by the board of directors), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination.

Mr. Suen is not present for the deliberations or decision by our board of directors when it approves his compensation arrangements.

Defined Terms Applicable to Executive Employment Agreements

For purposes of the executive employment agreements, “cause” generally means an executive officer’s (1) material breach of his employment agreement, his confidentiality and inventions assignment agreement or the definitive agreements relating to his stock option awards; (2) continued substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by us; (3) appropriation (or attempted appropriation) of a material business opportunity of the company, including attempting to secure or securing any personal profit in connection with any transaction entered into on our behalf; (4) misappropriation (or attempted appropriation) of any of our funds or property of any kind; (5) willful gross misconduct; or (6) conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on our business; provided, however, that except for cause being the result of item (6) above, we will provide written notice to the executive officer, which notice specifically identifies the nature of the alleged cause claimed by us with enough specificity for the executive officer to be able to cure, and the executive officer will have 15 days to cure the purported ground(s) for cause.

For purposes of the executive employment agreements, “good reason” generally means (1) a material reduction in the executive officer’s authority, duties or responsibilities relative to the executive officer’s authority, duties or responsibilities in effect immediately prior to such reduction; as set forth in his employment agreement; (2) a material reduction in the executive officer’s annual base salary; (3) a relocation of the executive officer’s or our principal executive offices by more than 25 miles, or (4) any material breach by us or any successor or affiliate of obligations to the executive officer under the employment agreement.

For purposes of the employment agreements, “change in control” generally means (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than us, any of our subsidiaries, or any existing stockholder) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities, (2) during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board together with any new directors whose election by the board or nomination for election was approved by aa vote of at least 2/3 of the then-current board members who were directors at the beginning of the period or whose election or appointment was so approved, cease for any reason to constitute a majority of the board of directors, or (3) the consummation of the sale or disposition by us of all or substantially all of our assets, or the consummation of a merger, consolidation, reorganization business combination, or acquisition of assets or stock of another entity, in each case in which our voting securities outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the combined voting power of such surviving entity or its parent outstanding immediately after such transaction and no “person” owns 50% or more of the surviving entity or its parent.

Annual Base Salary

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee or board of directors and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee or the board of directors believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

In January 2020, our compensation committee established the base salaries for our named executive officers as follows: Mr. Suen, $400,000, and Mr. Thill, $278,756. Mr. Lyle’s base salary of $325,000 was established in connection with his commencement of employment in January 2020.

Annual Cash Bonus

The compensation committee adopted a 2019 annual bonus program for our named executive officers. The target bonus as a percentage of annual base salary was 90% for Mr. Suen and 60% for each of Messrs. Lyle and Thill.

Under the 2020 annual bonus program 50% of each executive’s annual bonus was tied to corporate revenue and (weighted at 25%) and adjusted EBITDA performance (weighted at 25%), with “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for the corporate component of each executive’s target annual bonus payout (with target performance representing a 100% payout level for each financial measure and maximum or greater performance representing a 150% payout level for each financial measure). The other 50% of an executive’s annual bonus was determined based on the company’s performance in certain key strategic areas, including business development, response to the COVID-19 pandemic and technology advances, with a maximum payout level of 150%.

Our compensation committee determined that, based on our revenue and adjusted EBITDA performance for 2020, as well as achievement relative to the key strategic objectives established by the compensation committee for this purpose, our executive annual bonuses would be paid at 92.5% of target based on our sales of $48.5 million in revenue (resulting in a 70% payout for this performance metric), our adjusted EBITDA of

$0.9 million for 2020 (resulting in a 0% payout for this performance metric), as this represented below threshold performance, and achievement of all of our strategic objectives (resulting in a 150% payout for this component of the annual bonus). Adjusted EBITDA is a non-GAAP measure that our compensation committee and board of directors determined to use in connection with the annual bonus program because, by excluding certain non-cash expense, adjusted EBITDA allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period. For purposes of our 2020 annual bonus program, adjusted EBITDA represents our earnings before interest, taxes, depreciation, amortization, and also excludes stock-based compensation expense, which represents non-cash charges for the fair value of stock awards, and other income as well as interest income offset by interest expense. Based on this assessment our board of directors determined to award our named executive officers the following 2020 bonuses: Mr. Suen, $333,000; Mr. Lyle, $180,375; and Mr. Thill, $154,710.

Equity Compensation

We offer stock options and restricted stock units to our named executive officers as the long-term incentive component of our compensation program. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, the stock options we grant vest over four years, subject to the employee’s continued employment with us on the vesting date. We also grant restricted stock units to our executives, which awards generally vest over four years, subject to the employee’s continued employment with us on the vesting date.

Our board of directors has adopted, and our stockholders have approved, the 2016 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

In January 2020, Mr. Suen and Mr. Thill each received 50,000 restricted stock units. The restricted stock units vest in four equal installments, beginning on March 1, 2021, subject to their continued employment or service with us on each vesting date.

Also in January 2020, in connection with his commencement of employment, Mr. Lyle received stock options to purchase 100,000 shares of our common stock. The options were granted with an exercise price per share equal to the closing stock price on the grant date. The options have a term of ten years from the date of grant. The options vest over four years, with 25% of the shares subject to the option vesting on January 13, 2021, and the remainder vesting in equal monthly installments over a period of three years thereafter, subject to his continued employment or service with us on each vesting date. Mr. Lyle also received 35,000 restricted stock units. The restricted stock units vest in four equal installments, beginning on March 1, 2021, subject to his continued employment or service with us on each vesting date.

Stock awards granted to our named executive officers may be subject to accelerated vesting in certain circumstances. For additional discussion, see “—Employment Agreements” above.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, or the Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan. We may make discretionary matching contributions under the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our named executive officers in accordance with our compensation policies.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans. We do not provide our named executive officers with any other significant perquisites or other personal benefits.

Termination or Change in Control Benefits

Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with certain terminations of employment or a change in control of our company. For additional discussion, please see “—Employment Agreements” above.

Outstanding Equity Awards at the End of 2020

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020:

		Option Awards				Stock Awards
Name	Grant date	Number of securities underlying unexercised options exercisable(1)	Number of securities underlying unexercised options unexercisable(1)	Option exercise price	Expiration date	Number of shares or units of stock that have not vested(2)	Market value of shares or units of stock that have not vested(3)
Jacob Suen	1/22/2014	4,200	—	$2.20	1/21/2024	—	$—
	3/18/2015	12,102	—	2.00	3/18/2025	—	—
	5/24/2016	4,573	—	1.90	5/23/2026	—	—
	4/25/2017	22,916	2,084	15.20	4/24/2027	—	—
	1/19/2018	32,812	12,188	10.94	1/19/2028	—	—
	5/16/2018	16,145	8,855	8.17	5/16/2028	—	—
	1/16/2019	41,927	45,573	11.46	1/16/2029	—	—
	1/16/2019	—	—	—	—	26,677	474,317
	8/12/2019	83,333	166,667	12.07	8/12/2029	—	—
	1/16/2020	—	—	—	—	50,000	889,000
David B. Lyle	1/13/2020	—	100,000	10.16	1/13/2030	—	—
	1/13/2020	—	—	—	—	35,000	622,300
Kevin M. Thill	5/1/2017	10,000	—	14.89	5/1/2027	—	—
	7/19/2017	26,000	—	13.43	7/19/2027	—	—
	1/19/2018	14,583	5,417	10.94	1/19/2028	—	—
	1/16/2019	11,979	13,021	11.46	1/16/2029	—	—
	1/16/2019	—	—	—	—	7,622	135,519
	1/16/2020	—	—	—	—	50,000	889,000

(1)

Except as specified below, all options have a term of ten years from the date of grant and vest over four years, with 25% of the shares underlying the options vesting on the first anniversary of the vesting commencement date and the remaining shares underlying the options vesting monthly over the three-year period thereafter, subject to the holder’s continuous employment or service. The options granted on January 16, 2019. have a vesting commencement date of January 1, 2019. For all other options, the vesting commencement date is generally the grant date. The options are eligible to vest on an accelerated basis as provided in the NEOs’ employment agreements described above.

(2)

All restricted stock unit awards vest in four equal installments on March 1 of the first four years following the date of grant, subject to the holder’s continuous employment or service. The awards are eligible to vest on an accelerated basis as provided in the NEOs’ employment agreements described above.

(3)	Market value is calculated based on the closing price of our common stock of $17.78 per share on December 31, 2020, times the number of shares subject to the restricted stock unit award.

Equity Compensation Plan Information

As of December 31, 2020, we had four equity compensation plans in place under which equity awards were outstanding or shares of our common stock were authorized for issuance detailed as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted- average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,760,455	(1)	$10.07	(2)	612,830	(3)
Equity compensation plans not approved by security holders	—		—		—

(1)

Includes 1,361,795 shares of common stock that were subject to option awards and 202,028 shares of common stock that were subject to restricted stock units, under the 2016 Plan; 190,632 shares subject to option awards under our 2013 Equity Incentive Plan; and 6,000 shares subject to option awards under our 2003 Equity Incentive Plan.

(2)	Represents the weighted-average exercise price of outstanding options.
(3)

Includes 357,126 shares of common stock available for issuance under the 2016 Plan and 255,704 shares of common stock available for issuance under our Employee Stock Purchase Plan; all of which were eligible to be purchased during the offering period in effect under the Employee Stock Purchase Plan on such date. This amount does not include any additional shares that may become available for future issuance under the 2016 Plan or the Employee Stock Purchase Plan pursuant to the automatic increases to the share reserves under such plans on January 1 of each year pursuant to their terms.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below the transactions and series of similar transactions, since January 1, 2019, to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock holders or any member of their immediate family had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We entered into a fourth amended and restated investors’ rights agreement in May 2008 with the holders of our preferred stock, including entities with which certain of our directors are affiliated. This agreement provided for certain registration rights and terminated on August 17, 2019.

Director and Executive Officer Compensation

Please see “Proposal 1—Director Compensation” for additional information regarding compensation of our directors. Please see “Executive Compensation and Other Information” for additional information regarding compensation of our executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation and Other Information—Narrative Disclosure to Summary Compensation Table.”

Indemnification

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

Stock Award Grants to Executive Officers and Directors

We have granted stock awards to our executive officers and certain of our directors as more fully described in the section entitled “Executive Compensation and Other Information” and “Proposal 1—Director Compensation.”

Policies and Procedures Regarding Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2022, including nominations of any person for election to our board of directors, must be received by us no later than January 24, 2022, which is 120 days prior to the one-year anniversary of the mailing date of the proxy statement for the 2021 annual meeting, in order to be included in our proxy statement and form of proxy card relating to that meeting, unless the date of the 2022 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2021 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals in order to be included in the proxy statement.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of any person for election to our board of directors not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice that meets the requirements set forth in our amended and restated bylaws must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2022 annual meeting of stockholders, such a proposal must be received by us no earlier than February 23, 2022, and no later than March 25, 2022. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the later of the close of business on the 90th calendar day prior to such annual meeting and the close of business on the tenth calendar day following the day on which public disclosure of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2022 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2020, will be mailed to stockholders of record on or about May 24, 2021. Our Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks, or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank, or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank, or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130,

Attention: Corporate Secretary or by calling (760) 579-0200. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank, or other intermediary or sending a written request to Airgain, Inc. at the address above or by calling (760) 579-0200.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ James K. Sims
James K. Sims
Chairman of the Board of Directors

San Diego, California

April 29, 2021

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/AIRG Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-829-5171 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/AIRG AIRGAIN, INC. Annual Meeting of Stockholders For Stockholders as of record on April 27, 2021 TIME: Wednesday, June 23, 2021 09:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/AIRG for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jacob Suen and David Lyle (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of AIRGAIN, INC. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

AIRGAIN, INC. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Class II Directors 1.1 Joan H. Gillman FOR WITHHOLD 1.2 Arthur M. Toscanini FOR FOR 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 FOR AGAINST ABSTAIN FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/AIRG Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date